Sangamo BioSciences Reports Third Quarter 2013 Financial Results

Recent Financing Enhances Cash Position

RICHMOND, Calif., Oct. 23, 2013 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported third quarter 2013 financial results and accomplishments.

(Logo: http://photos.prnewswire.com/prnh/20130102/SF35903LOGO)

For the third quarter ended September 30, 2013, Sangamo reported a consolidated net loss of $6.1 million, or $0.11 per share, compared to a net loss of $5.8 million, or $0.11 per share, for the same period in 2012. As of September 30, 2013, the Company had cash, cash equivalents, marketable securities and interest receivable of $133.1 million.

Revenues for the third quarter of 2013 were $5.7 million, compared to $4.9 million for the same period in 2012. Third quarter 2013 revenues were generated from the Company's collaboration agreements with Shire AG (Shire) and Sigma-Aldrich Corporation, and research grants. The revenues recognized for the third quarter of 2013 consisted of $4.8 million in collaboration agreements and $0.9 million in research grants, compared to $4.2 million and $0.7 million, respectively, for the same period in 2012.

The increase in collaboration agreement revenues was primarily due to the Company's collaboration and license agreement with Shire established in January 2012. Pursuant to the agreement, Sangamo received an upfront payment of $13.0 million, which is being amortized on a straight-line basis over the initial six-year research term, of which the Company recognized $0.5 million as revenue for the third quarter of 2013. Sangamo also recognized $4.0 million of revenues related to research services performed under the collaboration agreement with Shire in the third quarter.

Research and development expenses were $8.7 million for the third quarter of 2013, compared to $7.6 million for the same period in 2012. General and administrative expenses were $3.2 million for the third quarter of 2013, compared to $3.1 million for the same period in 2012. The increase in research and development expenses was primarily due to increased external expenses related to our preclinical programs, partially offset by lower clinical expenses for our SB-728-T HIV /AIDS program.

Total operating expenses for the third quarter of 2013 were $11.9 million, compared to $10.7 million for the same period in 2012.

Nine Months Results

For the nine months ended September 30, 2013, the consolidated net loss was $18.5 million, or $0.34 per share, compared to a consolidated net loss of $18.8 million, or $0.36 per share, for the same period in 2012. Revenues were $17.3 million for the nine months ended September 30, 2013, compared to $12.7 million for the same period in 2012. Total operating expenses were $35.8 million for the nine months ended September 30, 2013 compared to $31.6 million for the same period in 2012.

Recent Highlights

  Closing of $74 Million Public Offering of Common Stock.  On September 23, Sangamo closed an underwritten public offering of 6,100,000 shares as well as 915,000 additional shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriters. The shares were sold at the public offering price of $10.58 per share, the closing price of the stock on the date immediately prior to pricing.  The aggregate net proceeds from the offering were $69.5 million, after deducting underwriting discounts and commissions and other offering expenses.
  Presentation of Clinical Data at ICAAC Demonstrating Sustained Functional Control of Viremia in HIV-Infected Subjects Treated With SB-728-T. The data, from its ongoing Phase 2 clinical trial (SB-728-902 Cohort 5) to evaluate  a single infusion of Sangamo's novel ZFP Therapeutic®, SB-728-T, demonstrate functional control of the virus at or below the limit of quantification (LOQ) in CCR5 delta-32 heterozygote HIV-infected subjects.  The abstract was selected as a "late-breaker" presentation at the 53rd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC).  The data demonstrate that viral load (VL) became undetectable during a treatment interruption (TI) from antiretroviral therapy (ART) in three of seven evaluable CCR5 delta-32 heterozygote HIV-infected subjects, including two of six subjects that had completed TI in the ongoing SB-728-902 Cohort 5 study and an additional subject from an earlier Phase 1 clinical trial of SB-728-T.  In one SB-728-902 Cohort 5 subject, VL remained undetectable for seven weeks, to the last measurement taken prior to the presentation.  Reduction in VL from peak during TI showed a statistically significant correlation (p=0.015) with estimated numbers of engrafted ZFN modified cells (SB-728-T) in which both copies of the CCR5 gene had been disrupted (biallelic modification), in line with previously presented data from this program. Data were also presented demonstrating depletion of the HIV viral reservoir in SB-728-T treated subjects in cohorts 1-3 of the SB-728-902 study.
  Acquisition of Ceregene, Inc. On October 1, Sangamo completed the acquisition of Ceregene, Inc., a privately held biotechnology company focused on developing adeno-associated virus (AAV) gene therapies. Under the terms of the agreement, Sangamo issued 100,000 shares of Sangamo's common stock to the stockholders of Ceregene and also agreed to make certain contingent earnout payments based upon revenues generated from the license or sales transaction of certain existing products of Ceregene. Sangamo  received over 120 issued, pending or in-licensed patents, access to GMP master cell banks, materials and manufacturing know-how, as well as a database of preclinical efficacy and toxicology studies and other documentation supporting Ceregene's Investigational New Drug (IND) applications. In addition, Sangamo acquired Ceregene's preclinical and clinical therapeutic programs including its ongoing double-blind, placebo-controlled Phase 2 trial to evaluate its NGF-AAV (CERE-110) in Alzheimer's disease and the proprietary needle device for brain delivery of AAV. The Company does not expect the acquisition, including the ongoing Phase 2 clinical trial, to have any impact on its financial guidance regarding 2013 operating expenses or yearend cash.
  Notice of Allowance for New Patent Application Covering Genome Modification Technology.  On August 14, Sangamo announced that the United States Patent and Trademark Office (USPTO) had issued a Notice of Allowance for the U.S. patent application (US 20110301073) entitled "Novel DNA-binding Proteins and Uses Thereof."  The claims cover core architectural aspects of engineered Transcription Activator-Like Effectors, or TALEs, which enable these proteins to be useful in potential therapeutic applications of genome editing or gene regulation and for the efficient use of the technology in biomedical research and plant applications.
  Publication of First Demonstration of Inactivation of Extra Chromosome Responsible for Down Syndrome. On July 17, Sangamo announced the publication of groundbreaking research using zinc finger DNA-binding protein (ZFP) technology to insert a gene that permanently "silences" the extra copy of chromosome 21, which is the root cause of Down syndrome (DS). This advance, accomplished in induced pluripotent stem cells (iPSCs) derived from DS patients, provides a model to study the basic biology of DS which may enable the development of drugs that can potentially rebalance the cellular processes and pathologies that are impacted by this disorder.

Financial Guidance

  Cash and Investments: Subsequent to its recent public offering of common stock, Sangamo expects that its cash, cash equivalents and marketable securities will be at least $125 million at the end of 2013, inclusive of research funding from Shire but exclusive of funds arising from any additional new collaborations or partnerships, or other new sources.

The Company reiterates its earlier guidance as follows:

  Revenues: Sangamo expects that revenues will be in the range of $20 to $24 million in 2013, inclusive of research funding from Shire.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $46 to $50 million for 2013.

Conference Call

Sangamo will host a conference call today, Wednesday, October 23, 2013, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2013.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 79054132. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on October 23, 2013 to 11:59 p.m. ET on October 30, 2013. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 79054132.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 and Phase1/2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. As part of its recent acquisition of Ceregene Inc., Sangamo acquired a fully-enrolled and funded, double-blind, placebo-controlled Phase 2 trial to evaluate NGF-AAV (CERE-110) in Alzheimer's disease. Sangamo's other therapeutic programs are focused on monogenic diseases, including hemophilia, Huntington's disease and hemoglobinopathies such as beta-thalassemia and sickle cell anemia. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire AG to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases and has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated yearend cash and investment balance, operating expenses and revenue, the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaboration, expected timing for clinical trial data, recognition of revenues under collaboration agreements and the eligibility to receive milestone and other payments under collaboration agreements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 4,825	$ 4,190	$ 15,065	$ 9,665
Research grants	882	717	2,199	3,058
Total revenues	5,707	4,907	17,264	12,723

Operating expenses:
Research and development	8,703	7,570	26,201	22,427
General and administrative	3,163	3,139	9,595	9,125
Total operating expenses	11,866	10,709	35,796	31,552
Loss from operations	(6,159)	(5,802)	(18,532)	(18,829)
Interest and other income, net	14	12	52	43
Net loss	$ (6,145)	$ (5,790)	$(18,480)	$(18,786)

Basic and diluted net loss per common share	$ (0.11)	$ (0.11)	$ (0.34)	$ (0.36)

Shares used in computing basic and diluted net loss per common share	54,786	52,768	54,013	52,664

Selected Balance Sheet Data:
	September 30, 2013	December 31, 2012
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 133,120	$ 76,321
Total assets	140,366	82,533
Total stockholders' equity	126,141	64,896

CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., 510-970-6000, x271